Axos Financial, Inc. Reports First Quarter Fiscal Year 2026 Results
Axos Achieves Net Loan Growth of $1.6 billion Fueled by Verdant Acquisition

LAS VEGAS, NV – (BUSINESS WIRE) – October 30, 2025 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”) today announced unaudited financial results for the first fiscal quarter ended September 30, 2025. Net income was $112.4 million and diluted earnings per share (“EPS”) was $1.94 for the quarter ended September 30, 2025. Net income for the quarter ended September 30, 2024 was $112.3 million and diluted EPS was $1.93. Excluding the $17 million interest income benefit from the prepayment of three FDIC-purchased loans in the three months ended September 30, 2024, net interest income and diluted EPS for the three months ended September 30, 2025 increased by $16 million and $0.22 per share, respectively, compared to the three months ended September 30, 2024. Adjusted earnings and adjusted earnings per diluted common share (“Adjusted EPS”), non-GAAP measures described further below, increased $6.2 million to $120.4 million and increased $0.11 to $2.07, respectively, for the quarter ended September 30, 2025, compared to $114.1 million and $1.96, respectively, for the quarter ended September 30, 2024.
First Quarter Fiscal 2026 Financial Summary

	Three Months Ended September 30,
(Dollars in thousands, except per share data)	2025	2024	% Change
Net interest income	$291,050	$292,048	(0.3)%
Non-interest income	$32,340	$28,609	13.0%
Net income	$112,352	$112,340	—%
Adjusted earnings (Non-GAAP)[1]	$120,377	$114,142	5.5%
Diluted EPS	$1.94	$1.93	0.5%
Adjusted EPS (Non-GAAP)[1]	$2.07	$1.96	5.6%
[1] See “Use of Non-GAAP Financial Measures”
“Net interest income increased 15.5% linked quarter annualized due to strong organic loan growth,” stated Greg Garrabrants, President and Chief Executive Officer of Axos. “Excluding the Verdant equipment leasing acquisition, net loans increased by approximately $565 million this quarter. Our credit remains strong, with net charge-offs to average loans decreasing by five basis points linked-quarter and six basis points versus a year ago to 11 basis points in the quarter ended September 30, 2025.”
“Loan loss provision was approximately $17.3 million for the quarter ended September 30, 2025, including $7.8 million related to the Verdant acquisition, compared to $15.0 million in the prior quarter,” said Derrick Walsh, Chief Financial Officer of Axos. “Our allowance for credit losses to non-accrual loans and leases was 180.4% at September 30, 2025, up from 149.3% at September 30, 2024.”
Other Highlights
•Ending net loan balances were $22.6 billion at September 30, 2025, reflecting the addition of $1.0 billion of loans and leases from the acquisition of Verdant Commercial Capital, LLC (“Verdant”), which closed on September 30, 2025, and $565.2 million of organic net loan growth for the quarter ended September 30, 2025
•Non-performing assets to total assets were 0.64% as of September 30, 2025, down from 0.71% as of June 30, 2025
•Net interest margin was 4.75% for the quarter ended September 30, 2025 compared to 4.84% for the quarter ended June 30, 2025; excess liquidity negatively impacted net interest margin by approximately 7 basis points for the quarter ended September 30, 2025
•Non-interest income was $32.3 million for the three months ended September 30, 2025, up 13.0% from $28.6 million for the quarter ended September 30, 2024
•Total deposits were $22.3 billion at September 30, 2025, an increase of over $1.4 billion, or 27.6% annualized, from $20.8 billion at June 30, 2025

•Added $1.1 billion of net new assets under custody during the three months ended September 30, 2025; total assets under custody and/or administration was $43.0 billion at September 30, 2025, compared to $39.4 billion at June 30, 2025
•Book value per share increased to $49.31 at September 30, 2025, up 17.0% from $42.14 at September 30, 2024
First Quarter Fiscal 2026 Income Statement Summary
Net income was $112.4 million and diluted EPS was $1.94 for the three months ended September 30, 2025, compared to net income of $112.3 million and diluted EPS of $1.93 for the three months ended September 30, 2024. Net interest income decreased $1.0 million or 0.3% for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to a decrease in interest income on deposits in other financial institutions and lower interest income earned on loans, partially offset by a decrease in interest expense on interest-bearing demand and savings deposits.
The provision for credit losses was $17.3 million for the three months ended September 30, 2025, compared to $14.0 million for the three months ended September 30, 2024. The provision for credit losses for the three months ended September 30, 2025, was primarily driven by the Verdant acquisition, loan growth and the impact of macroeconomic variables used in the allowance for credit losses model.
Non-interest income increased to $32.3 million for the three months ended September 30, 2025, compared to $28.6 million for the three months ended September 30, 2024. The increase was primarily due to higher banking and service fee income and higher mortgage banking and servicing rights.
Non-interest expense, comprised of various operating expenses, increased $8.8 million to $156.2 million for the three months ended September 30, 2025 from $147.5 million for the three months ended September 30, 2024. The increase was primarily due to higher professional services, data and operational processing expense and salaries and related costs.
Balance Sheet Summary
Axos’ total assets increased by $2.6 billion, or 10.7%, to $27.4 billion, at September 30, 2025, from $24.8 billion at June 30, 2025, primarily attributable to an increase in loans, mainly attributable to the Verdant acquisition, and higher cash and cash equivalents. Total liabilities increased by $2.5 billion, or 11.5%, to $24.6 billion at September 30, 2025, from $22.1 billion at June 30, 2025, primarily attributable to higher deposit balances, as well as secured financings assumed as part of the Verdant acquisition. Stockholders’ equity increased $112.4 million, or 4.2%, to $2.8 billion at September 30, 2025 from $2.7 billion at June 30, 2025, primarily due to net income of $112.4 million.
Conference Call
A conference call and webcast will be held on Thursday, October 30, 2025, at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live, and both the webcast and the earnings supplement may be accessed at Axos’ website, investors.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until November 30, 2025, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13756177.
About Axos Financial, Inc. and Subsidiaries
Axos Financial, Inc., with approximately $27.4 billion in consolidated assets as of September 30, 2025, is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank provides consumer and business banking products nationwide through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division Axos Advisor Services), with approximately $43.0 billion of assets under custody and/or administration as of September 30, 2025, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index, among other indices. For more information on Axos Financial, Inc., please visit http://investors.axosfinancial.com.

Segment Reporting
The Company operates through two segments: the Banking Business Segment and the Securities Business Segment. In order to reconcile the two segments to the consolidated totals, the Company includes corporate activities and intercompany eliminations. Inter-segment transactions are eliminated in consolidation and primarily include non-interest income earned by the Securities Business Segment and non-interest expense incurred by the Banking Business Segment for cash sorting fees related to deposits sourced from Securities Business Segment customers.
The following tables present the operating results of the segments:

	For the Three Months Ended September 30, 2025
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$287,200	$8,194	$(4,344)	$291,050
Provision for credit losses	17,255	—	—	17,255
Non-interest income	12,375	29,457	(9,492)	32,340
Non-interest expense	128,493	29,367	(1,614)	156,246
Income before income taxes	$153,827	$8,284	$(12,222)	$149,889

	For the Three Months Ended September 30, 2024
(Dollars in thousands)	Banking Business Segment	Securities Business Segment	Corporate/Eliminations	Axos Consolidated
Net interest income	$288,492	$7,267	$(3,711)	$292,048
Provision for credit losses	14,000	—	—	14,000
Non-interest income	8,590	29,902	(9,883)	28,609
Non-interest expense	118,315	28,091	1,059	147,465
Income before income taxes	$164,767	$9,078	$(14,653)	$159,192

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this release includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this release enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related items (including amortization of intangible assets related to acquisitions) and other costs (unusual or non-recurring charges). Adjusted EPS, a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and Adjusted EPS provide useful information about Axos’ operating performance. We believe excluding the non-recurring acquisition-related costs and other costs provides investors with an alternative understanding of Axos’ core business.

Below is a reconciliation of net income, the nearest comparable GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	For the Three Months Ended September 30,
(Dollars in thousands, except per share data)	2025	2024
Net income	$112,352	$112,340
Acquisition-related costs[1]	2,941	2,554
Verdant acquisition - Provision for credit losses	7,765	—
Income tax effect	(2,681)	(752)
Adjusted earnings (Non-GAAP)	$120,377	$114,142

Average dilutive common shares outstanding	57,782,828	58,168,468

Diluted EPS	$1.94	$1.93
Acquisition-related costs[1]	0.05	0.04
Verdant acquisition - Provision for credit losses	0.13	—
Income tax effect	(0.05)	(0.01)
Adjusted EPS (Non-GAAP)	$2.07	$1.96
1 Acquisition-related costs includes amortization of intangible assets, and for the three months ended September 30, 2025, also includes $1.3 million of acquisition-related costs associated with the Verdant acquisition.
We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus servicing rights, goodwill and other intangible assets. Tangible book value per common share is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity, the nearest comparable GAAP measure, to tangible book value per common share (non-GAAP) as of the dates indicated:

(Dollars in thousands, except per share amounts)	September 30, 2025	June 30, 2025	September 30, 2024
Common stockholders’ equity	$2,793,121	$2,680,677	$2,405,728
Less: servicing rights, carried at fair value	26,243	27,218	27,335
Less: goodwill and other intangible assets—net	205,747	134,502	139,215
Tangible common stockholders’ equity (Non-GAAP)	$2,561,131	$2,518,957	$2,239,178

Common shares outstanding at end of period	56,643,547	56,483,617	57,092,216

Book value per common share	$49.31	47.46	$42.14
Less: servicing rights, carried at fair value per common share	0.46	0.48	0.48
Less: goodwill and other intangible assets—net per common share	3.63	2.38	2.44
Tangible book value per common share (Non-GAAP)	$45.22	$44.60	$39.22

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ deposit balances and capital ratios, Axos’ ability to continue to grow profitably and increase its business, Axos’ ability to continue to diversify its lending and deposit franchises, the anticipated timing and financial performance of other offerings, initiatives, and acquisitions, expectations of the environment in which Axos operates and projections of future performance. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, monetary policy, inflation, tariffs, government regulation, general economic conditions, changes in the competitive marketplace, conditions in the real estate markets in which we operate, risks associated with credit quality, our ability to attract and retain deposits and access other sources of liquidity, and the outcome and effects of litigation and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All written and oral forward-looking statements made in connection with this press release, which are attributable to us or persons acting on Axos’ behalf are expressly qualified in their entirety by the foregoing information.

Investor Relations Contact:
Johnny Lai, CFA
SVP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	September 30, 2025	June 30, 2025	September 30, 2024
Selected Balance Sheet Data:
Total assets	$27,431,817	$24,783,078	$23,569,084
Loans—net of allowance for credit losses	22,635,137	21,049,610	19,280,609
Loans held for sale, carried at fair value	12,202	10,012	14,566
Allowance for credit losses	307,431	290,049	263,854
Trading securities	533	649	594
Available-for-sale securities	57,798	66,008	137,996
Securities borrowed	182,518	139,396	84,326
Customer, broker-dealer and clearing receivables	263,095	252,720	262,774
Total deposits	22,264,753	20,829,543	19,973,329
Advances from the Federal Home Loan Bank	60,000	60,000	90,000
Borrowings, subordinated notes and debentures	510,064	312,671	313,519
Securities loaned	204,620	139,426	95,883
Customer, broker-dealer and clearing payables	385,821	350,606	315,985
Total stockholders’ equity	$2,793,121	$2,680,677	$2,405,728

Common shares outstanding at end of period	56,643,547	56,483,617	57,092,216
Common shares issued at end of period	71,356,152	71,101,642	70,562,333

Per Common Share Data:
Book value per common share	$49.31	$47.46	$42.14
Tangible book value per common share (Non-GAAP)[1]	$45.21	$44.60	$39.22

Capital Ratios:
Equity to assets at end of period	10.18%	10.82%	10.21%
Axos Financial, Inc.:
Tier 1 leverage (to adjusted average assets)	10.26%	10.73%	9.78%
Common equity tier 1 capital (to risk-weighted assets)	11.66%	12.52%	12.44%
Tier 1 capital (to risk-weighted assets)	11.66%	12.52%	12.44%
Total capital (to risk-weighted assets)	15.20%	15.28%	15.29%
Axos Bank:
Tier 1 leverage (to adjusted average assets)	9.69%	10.23%	9.82%
Common equity tier 1 capital (to risk-weighted assets)	11.37%	12.42%	12.87%
Tier 1 capital (to risk-weighted assets)	11.37%	12.42%	12.87%
Total capital (to risk-weighted assets)	12.62%	13.70%	14.06%
Axos Clearing LLC:
Net capital	$91,442	$86,996	$85,292
Excess capital	$86,042	$81,834	$80,081
Net capital as a percentage of aggregate debit items	33.87%	33.71%	32.73%
Net capital in excess of 5% aggregate debit items	$77,942	$74,091	$72,264

AXOS FINANCIAL, INC.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	As of or for the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2025	2024
Selected Income Statement Data:
Interest and dividend income	$465,736	$484,262
Interest expense	174,686	192,214
Net interest income	291,050	292,048
Provision for credit losses	17,255	14,000
Net interest income, after provision for credit losses	273,795	278,048
Non-interest income	32,340	28,609
Non-interest expense	156,246	147,465
Income before income taxes	149,889	159,192
Income tax expense	37,537	46,852
Net income	$112,352	$112,340

Weighted average number of common shares outstanding:
Basic	56,512,587	56,934,671
Diluted	57,782,828	58,168,468

Per Common Share Data:
Net income:
Basic	$1.99	$1.97
Diluted	$1.94	$1.93
Adjusted earnings per common share (Non-GAAP)[1]	$2.07	$1.96

Performance Ratios and Other Data:
Growth in loans held for investment, net	$1,585,527	$49,224
Loan originations for sale	47,122	69,570
Return on average assets	1.77%	1.92%
Return on average common stockholders’ equity	15.94%	19.12%
Interest rate spread[2]	3.89%	4.13%
Net interest margin[3]	4.75%	5.17%
Net interest margin[3] – Banking Business Segment	4.80%	5.21%
Efficiency ratio[4]	48.32%	45.99%
Efficiency ratio[4] – Banking Business Segment	42.89%	39.83%

Asset Quality Ratios:
Net annualized charge-offs to average loans	0.11%	0.17%
Non-accrual loans to total loans	0.74%	0.89%
Non-performing assets to total assets	0.64%	0.75%
Allowance for credit losses - loans to total loans held for investment	1.34%	1.35%
Allowance for credit losses - loans to non-accrual loans[5]	180.41%	149.32%
1     See “Use of Non-GAAP Financial Measures.”
2     Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
3    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
4    Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
5 The increase in the Allowance for credit losses - loans to nonaccrual loans is primarily attributable to the increase in the ACL, including the impact of the Verdant acquisition.